As filed with the Securities and Exchange Commission on July 1, 2019

Registration No. 333- 231099

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1 ON

FORM S-8 TO FORM S-4

Registration Statement No. 333-231099

Under

The Securities Act of 1933

Jones Lang LaSalle Incorporated

(Exact name of registrant as specified in its charter)

Maryland	36-4150422
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

200 East Randolph Drive Chicago, Illinois	60601
(Address of Principal Executive Offices)	(Zip Code)

HFF, Inc. 2016 Equity Incentive Plan

HFF, Inc. 2006 Omnibus Incentive Compensation Plan

(Full title of the plan)

Alan K. Tse

Global Chief Legal Officer and Corporate Secretary

Jones Lang LaSalle Incorporated

200 East Randolph Drive

Chicago, Illinois 60601

(312) 782-5800

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	501,005 shares	(2)	(2)	(2)

(1)

This Post-Effective Amendment No. 1 on Form S-8 covers 501,005 shares of common stock, par value $0.01 per share (“Common Stock”), of Jones Lang LaSalle Incorporated (the “Registrant”) originally registered on the Registration Statement on Form S-4, as amended, to which this is an amendment. Such shares are issuable pursuant to outstanding awards of restricted stock units granted under the HFF, Inc. 2016 Equity Incentive Plan and the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (collectively, the “HFF Plans”). This Registration Statement also covers any additional shares of Common Stock that become issuable under the HFF Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of Common Stock.

(2)

The registration fees in respect of such shares of Common Stock were paid in connection with the original filing on April 29, 2019 of the Registrant’s Registration Statement on Form S-4 (Registration No. 333-231099). Such Registration Statement was declared effective on May 31, 2019.

EXPLANATORY NOTE

Jones Lang LaSalle Incorporated (the “Registrant”) hereby amends its Registration Statement on Form S-4 (Registration No. 333-231099), as amended, which was declared effective on May 31, 2019 (the “Form S-4”), by filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment No. 1”) relating to shares of common stock, par value $0.01 per share (the “Common Stock”), that are issuable by the Registrant pursuant to outstanding awards of restricted stock units granted under the HFF, Inc. 2016 Equity Incentive Plan and the HFF, Inc. 2006 Omnibus Incentive Compensation Plan (collectively, the “HFF Plans”). The Form S-4, as amended by this Post-Effective Amendment No. 1, is referred to herein as this “Registration Statement.” At 4:31 p.m. Eastern Standard Time on July 1, 2019, pursuant to the terms and conditions of the Agreement and Plan of Merger, dated as of March 18, 2019 (as amended from time to time, the “Merger Agreement”), by and among the Registrant, JLL CM, Inc. (“Merger Sub”), JLL CMG, LLC (“Merger LLC”) and HFF, Inc. (“HFF”), Merger Sub merged with and into HFF, with HFF surviving the merger as a wholly owned subsidiary of the Registrant (the “Merger”). Immediately following the effective time of the Merger (the “effective time”), HFF, as the surviving corporation in the Merger, merged with and into Merger LLC, with Merger LLC surviving the subsequent merger.

Under the Merger Agreement, each award of restricted stock units granted pursuant to the HFF Plans, outstanding immediately prior to the effective time that was not otherwise required by the applicable HFF Plan or award agreement to be settled in connection with the Merger (“HFF RSUs”) were assumed by the Registrant and converted into an award of restricted stock units with respect to the Common Stock (“JLL RSUs”) in accordance with the terms of the applicable HFF Plan. Each JLL RSU so assumed and converted continues to have, and continues to be subject to, the same terms and conditions that applied to the corresponding HFF RSU immediately prior to the effective time (including, but not limited to, provisions relating to vesting, forfeiture and the effect of termination of employment or service) in accordance with the terms of the applicable HFF Plan (but taking into account any changes, including any acceleration of vesting of such HFF Plan occurring by reason of the transactions contemplated by the Merger Agreement). The number of shares of Common Stock subject to each award of JLL RSUs is equal to the product of (i) the total number of shares of HFF common stock covered by the corresponding HFF RSUs immediately prior to the effective time multiplied by (ii) 0.301.

Part II

Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference

The following documents filed by the Registrant with the Securities and Exchange Commission (the “SEC”) are incorporated by reference in this Registration Statement:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 26, 2019;

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019, filed with the SEC on May 8, 2019;

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A for its 2019 Annual Meeting of Stockholders, filed with the SEC on April 18, 2019;

(d)	The Registrant’s Current Reports on Form 8-K, filed with the SEC on March 5, 2019, March 21, 2019, June 4, 2019, June 28, 2019 and July 1, 2019; and

(e)

The description of the Registrant’s Common Stock contained in its registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed (but not “furnished”) by the Registrant with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

The following is a description of the general effect of the Maryland General Corporation Law (the “MGCL”), the Registrant’s Articles of Restatement, filed with the State Department of Assessments and Taxation of Maryland on June 24, 2014 (the “Charter”), the Third Amended and Restated Bylaws of the Registrant, effective as of March 2, 2018 (the “Bylaws”), and certain contracts under which directors or officers of the Registrant may be insured or indemnified against liability that such directors or officers may incur in such capacity.

The Charter and the Bylaws provide that the Registrant shall indemnify and advance expenses to its directors and officers to the maximum extent permitted by Maryland law, provided that the Registrant will not be obligated to indemnify any director or officer in connection with any proceeding initiated by such director or officer (except for proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by the board of directors of the Registrant. Maryland law requires a corporation (unless its charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law also permits a corporation to indemnify any director or officer made a party to any proceeding by reason of service in that capacity unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, or (ii) the director or officer actually received an improper personal benefit or profit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Maryland law and the Charter permit the Registrant to indemnify its employees and agents to the same extent as the Registrant’s directors and officers and to such further extent as is consistent with law.

The Registrant maintains directors’ and officers’ liability insurance and has also previously entered into indemnification agreements with certain of its directors and officers under which the Registrant agrees to indemnify such persons against expenses and losses incurred for claims brought against them by reason of being a director or officer of the Registrant. The indemnification agreements indemnify and provide for the advancement of expenses to the Registrant’s directors and officers to the fullest extent permitted by the MGCL.

The foregoing statements are subject to the detailed provisions of the MGCL, the Charter and the Bylaws.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

Exhibit Number	Description of Exhibit

4.1	Articles of Restatement of Jones Lang LaSalle Incorporated, incorporated by reference to Exhibit 3.1 to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2014 (File No. 001-13145).

4.2	Third Amended and Restated Bylaws of Jones Lang LaSalle Incorporated, incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K dated March 8, 2018 (File No. 001-13145).

4.3	Form of certificate representing shares of Jones Lang LaSalle Incorporated Common Stock, incorporated by reference to Exhibit 4.1 to the Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (File No. 001-13145).

**5.1	Opinion of Morrison & Foerster LLP.

***23.1	Consent of KPMG LLP.

**23.2	Consent of Morrison & Foerster LLP.

**24.1	Power of Attorney.

*99.1	HFF, Inc. 2016 Equity Incentive Plan.

*99.2	HFF, Inc. 2006 Omnibus Incentive Compensation Plan.

*	Filed herewith.
**	Previously filed as an exhibit to the Form S-4, filed on April 29, 2019.
***	Previously filed as an exhibit to Amendment No. 1 to the Form S-4, filed on May 30, 2019.

Item 9.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Sections 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S-8 to Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on this 1st day of July, 2019.

JONES LANG LASALLE INCORPORATED

By:	/s/ Stephanie Plaines
	Name:	Stephanie Plaines
	Title:	Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Christian Ulbrich	President and Chief Executive Officer and Director (principal executive officer)	July 1, 2019

/s/ Stephanie Plaines Stephanie Plaines	Chief Financial Officer (principal financial officer)	July 1, 2019

* Louis F. Bowers	Global Controller and Principal Accounting Officer (principal accounting officer)	July 1, 2019

* Sheila A. Penrose	Chairman of the Board of Directors and Director	July 1, 2019

* Hugo Bagué	Director	July 1, 2019

* Matthew Carter, Jr.	Director	July 1, 2019

* Samuel A. Di Piazza, Jr.	Director	July 1, 2019

* Ming Lu	Director	July 1, 2019

* Bridget Macaskill	Director	July 1, 2019

* Martin H. Nesbitt	Director	July 1, 2019

/s/ Jeetendra I. Patel Jeetendra I. Patel	Director	July 1, 2019

* Ann Marie Petach	Director	July 1, 2019

*By:	/s/ Stephanie Plaines
Stephanie Plaines
Attorney-in-Fact